FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 12, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Higher Revenues in First Quarter Results and

Provides Drilling Update;

Higher Exploration Spending Widens Quarter Loss

Salt Lake City, May 12, 2008, – FX Energy, Inc. (NASDAQ: FXEN) today announced financial results for its first quarter ended March 31, 2008. The Company reported earnings of $(4.3) million, or $(0.12) per share. This compares to $(2.6) million, or $(0.07) per share reported in the first quarter of 2007.

The most significant contributor to the wider loss was an increase in the Company’s exploration expenses. These expenses, which consist primarily of seismic related expenses on the Company’s exploration projects in Poland, increased from $2.6 million during the first quarter of 2007 to $4.1 million during the same period of 2008.

“We are increasing the pace of spending on our 100% owned acreage in Poland, where we have a greater ability to manage the pace of our activities” said Jerzy Maciolek, Vice President-Exploration. “During the first quarter of this year, we spent almost $3 million on seismic surveys on our 100% acreage. These surveys are expected to provide the scientific data necessary to determine future drilling locations in these areas.

Total revenues for the first quarter of 2008 outpaced those of last year’s first quarter, primarily due to higher oil prices at the Company’s US oil properties, coupled with higher oilfield services revenues. These increases helped offset expected temporary production and revenue declines in Poland. Total revenues were slightly more than $4.2 million during the first quarter of 2008, compared to total revenues of just under $4.2 million during the same period 2007.

The Company generated positive earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX)(1). EBITDAX during the first quarter of 2008 was $1.2 million, compared to $1.7 million in the first quarter of 2007.

The Company’s total net production decreased from 602 Mmcfe during the first quarter of 2007 to 419 Mmcfe during the 2008 quarter. The production decline is due almost entirely to the expected decline at the Company’s Wilga well in eastern Poland, which is expected to continue throughout the year. However, other wells are expected be added to the production base in 2009. In particular, the Company’s largest discovery to date, the Roszkow well, is expected to begin production in early 2009. Consequently, 2009 production should be well ahead of both 2007 and 2008.

At March 31, 2008, the Company’s cash and investments were $21 million, including cash and cash equivalents of approximately $12.5 million and other investments of $8.5 million. The Company continues to have no outstanding debt. In addition, the Company has full availability remaining under its $25 million reserve-based credit facility.

Drilling Update

The Company announced that casing has been set at the top of the Zechstein at a depth of 3,650 meters in the Grundy well. Over the next several weeks, the Company will be drilling and testing the Main Dolomite, which is the primary target of the well.

The Company also noted that the Kromolice North well, one of three wells scheduled this year on the Company’s new 3-D seismic, is drilling ahead at 1,918 meters toward an expected total depth of 3,670 meters.

Earnings Conference Call Today, Monday, May 12, 2008 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2008 first quarter results and update operational items at 4:30 p.m. Eastern Time. The call will also include a discussion of the Company's current operations. Financial and operating results will be released on May 12, 2008, prior to the call. Conference call information is as follows: US dial-in-number: 866-542-4241; International dial-in-number: 416-641-6122. Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy's homepage at www.fxenergy.com. A rebroadcast will also be available through the Company's website. For those that are unable to participate in the live call, a rebroadcast will be available for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company's main exploration activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

(1) Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production Company's ability to internally fund exploration and development activities and to service debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The table below reconciles EBITDAX with income from continuing operations as derived from the Company's financial information.

EBITDAX:	Quarter Ended
	31-Mar-08	31-Mar-07
Net loss	$ (4,292)	$ (2,625)
Income tax provision (benefit)	-	-
Interest income and expense, net	(23)	(7)
Depletion, depreciation and amortization	715	542
Property impairment	-	-
Exploration expense	4,051	2,592
Stock compensation expense	626	740
Other non-cash items	137	421
EBITDAX	$ 1,215	$ 1,663

____________________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$ 9,263	$ 4,262
Marketable securities	11,464	15,202
Accounts receivable:
Accrued oil and gas sales	1,920	1,906
Joint interest and other receivables	1,087	805
Input VAT receivable	1,232	446
Inventory	209	178
Other current assets	287	365
Total current assets	25,462	23,164

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	23,763	23,491
Unproved	3,692	2,001
Other property and equipment	5,898	5,590
Gross property and equipment	33,353	31,082
Less accumulated depreciation, depletion and amortization	(9,912)	(9,197)
Net property and equipment	23,441	21,885

Other assets:
Certificates of deposit	406	406
Loan fees	868	914
	1,274	1,320
Total assets	$ 50,177	$ 46,369

-- Continued --

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

-- Continued --

	March 31,	December 31,
	2008	2007
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 5,870	$ 4,432
Accrued liabilities	1,845	3,358
Total current liabilities	7,715	7,790

Long-term liabilities:
Asset retirement obligation	1,058	1,037

Total liabilities	8,773	8,827

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares
authorized, no shares issued as of March 31, 2008 and
December 31, 2007	--	--
Common stock, $0.001 par value, 100,000,000 shares
authorized, 40,303,447 and 38,196,357 shares issued as of
March 31, 2008 and December 31, 2007, respectively	40	38
Additional paid-in capital	151,358	142,901
Accumulated other comprehensive loss	(306)	(1)
Accumulated deficit	(109,688)	(105,396)
Total stockholders’ equity	41,404	37,542

Total liabilities and stockholders’ equity	$ 50,177	$ 46,369

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2008	2007
Revenues:
Oil and gas sales	$ 3,271	$ 3,501
Oilfield services	954	677
Total revenues	4,225	4,178

Operating costs and expenses:
Lease operating costs	877	907
Exploration costs	4,051	2,592
Oilfield services costs	567	398
Depreciation, depletion and amortization (DD&A)	715	542
General and administrative costs (G&A)	1,683	1,611
Stock compensation (G&A)	626	740
Accretion expense	21	20
Total operating costs and expenses	8,540	6,810

Operating loss	(4,315)	(2,632)

Other income:
Interest income (expense) and other income	23	7

Net loss	(4,292)	(2,625)

Other comprehensive income:
(Decrease) increase in market value of available for sale
marketable securities	(305)	44
Comprehensive loss	$ (4,597)	$ (2,581)

Basic and diluted net loss per common share	$ (0.12)	$ (0.07)

Basic and diluted weighted average number
of shares outstanding	39,053	35,643

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	For the Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$ (4,292)	$ (2,625)
Adjustments to reconcile net loss to net cash used in
operating activities:
Accretion expense	21	20
Amortization of bank fees	46	38
Depreciation, depletion and amortization	715	542
Common stock issued for services (G&A)	665	743
Amortization of deferred compensation (G&A)	626	740
Increase (decrease) from changes in working capital items:
Accounts receivable	(1,082)	(770)
Inventory	(31)	4
Other current assets	78	(49)
Accounts payable and accrued liabilities	(1,295)	1,796
Net cash provided by (used in) operating activities	(4,549)	439

Cash flows from investing activities:
Additions to oil and gas properties	(743)	(4,075)
Additions to other property and equipment	(308)	(515)
Additions to marketable securities	(68)	(95)
Proceeds from maturities of marketable securities	3,500	2,400
Net cash provided by (used in) investing activities	2,381	(2,285)

Cash flows from financing activities:
Payment of loan fees	--	(131)
Proceeds from exercise of warrants	7,169	39
Net cash provided by (used in) financing activities	7,169	(92)

Increase (decrease) in cash and cash equivalents	5,001	(1,938)
Cash and cash equivalents at beginning of period	4,262	4,644
Cash and cash equivalents at end of period	$ 9,263	$ 2,706